Exhibit 99.1

Grayscale Investments® Announces Completion of Reverse Share Splits for Grayscale® Bitcoin Mini Trust ETF (Ticker: BTC) and Grayscale® Ethereum Mini Trust ETF (Ticker: ETH)

STAMFORD, Conn., November 19, 2024 -- Grayscale Investments® (“Grayscale”), an asset management firm with over a decade of expertise in crypto investing, offering more than 25 crypto investment products, today announced the completion of the previously announced reverse share splits of Grayscale® Bitcoin Mini Trust ETF (NYSE Arca: BTC) and Grayscale® Ethereum Mini Trust ETF (NYSE Arca: ETH). The reverse share split for BTC and ETH became effective as of 5:00 pm Eastern Time on November 19, 2024 (the “Effective Time”).

At the Effective Time, the reverse share split increased the price per share of BTC to five times the net asset value of a share prior to the reverse share split, with a proportionate decrease in the number of shares outstanding (excluding fractional shares). The reverse share split increased the price per share of ETH to 10 times the net asset value of a share prior to the reverse share split, with a proportionate decrease in the number of shares outstanding (excluding fractional shares).

Illustration of Reverse Split

The following table shows the effect of a hypothetical 1:5 reverse split:

Period	Number of Shares Owned	Hypothetical NAV per Share	Value of Shares
Pre-Split	500	$2	$1,000
Post-Split	100	$10	$1,000

For illustrative purposes only

The following table shows the effect of a hypothetical 1:10 reverse split:

Period	Number of Shares Owned	Hypothetical NAV per Share	Value of Shares
Pre-Split	1,000	$1	$1,000
Post-Split	100	$10	$1,000

For illustrative purposes only

Grayscale Bitcoin Mini Trust ETF and Grayscale Ethereum Mini Trust ETF (collectively the “Funds”) are not registered under the Investment Company Act of 1940 (the “1940 Act”) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds.

Exhibit 99.1

As a result of the reverse share splits, a shareholder of the Funds’ shares could hold fractional shares. Any fractional shares that were created as a result of the reverse share splits may either, at the discretion of such shareholder’s Depository Trust Company (“DTC”) participant, (i) be tracked by such DTC participant on its internal ledgers or (ii) be aggregated and sold after determination of the number of fractional shares that would be created as a result of the reverse share split, and shareholders will receive the net cash proceeds of such sale in proportion to the fractional shares sold that would otherwise be held by such shareholder as a result of such reverse share split. Fractional shares cannot trade on NYSE Arca.

The new CUSIP number for the BTC shares following the reverse share split is 389930 207. The new CUSIP number for the ETH shares following the reverse share split is 38964R 203.

Following the reverse share splits, as of November 20, 2024, the shares will continue to trade on NYSE Arca under the symbols “BTC” and “ETH,” respectively.

Important Disclosures

Please read the Funds’ prospectuses carefully before investing in the Funds. Foreside Fund Services, LLC is the Marketing Agent for the Funds.

Digital assets are not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Funds is not a direct investment in Bitcoin or Ether. The Funds are subject to significant risk and heightened volatility. The Funds are not suitable for all investors and an investor may lose all their money.

About Grayscale Investments®

Grayscale enables investors to access the digital economy through a family of future-forward investment products. Founded in 2013, Grayscale has a proven track record and deep expertise as the world’s largest crypto asset manager. Investors, advisors, and allocators turn to Grayscale for single asset, diversified, and thematic exposure.

Media Contact
Jennifer Rosenthal
press@grayscale.com

Client Contact
866-775-0313
info@grayscale.com